Exhibit 10.23

CONSENT AND AMENDMENT NO. 2 TO CREDIT AGREEMENT

THIS CONSENT AND AMENDMENT NO. 2 TO CREDIT AGREEMENT (this “Amendment”) is entered into as of April 20, 2012, by and among the Lenders identified on the signature pages hereof (such Lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as agent for the Lenders (in such capacity, “Agent”), KELLWOOD COMPANY, a Delaware corporation (“Borrower Representative”), the Domestic Subsidiaries of Borrower Representative party hereto as Borrowers (together with Borrower Representative, “Borrowers”) and the other Obligors party hereto (together with the Borrowers, the “Loan Parties”).

WHEREAS, the Loan Parties, Agent, and Lenders are parties to that certain Credit Agreement dated as of October 19, 2011 (as amended, modified or supplemented from time to time, the “Credit Agreement”);

WHEREAS, the Loan Parties have requested that Agent and Lenders (i) consent to an amendment to the Last-Out Term Loan Agreement to increase the Last-Out Term Loan in an amount of $30,000,000 (the “Additional Sun Debt”) and (ii) consent to the delivery of the financial statements required pursuant to Section 10.1.2(a) of the Credit Agreement for the Fiscal Year ending January 28, 2012 (the “FY 2011 Audit”) on or before May 5, 2012, and (iii) temporarily modify the Covenant Testing Trigger Date;

WHEREAS, in connection therewith, the Loan Parties, Agent and Lenders have agreed to amend the Credit Agreement in certain respects;

NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:

1. Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Credit Agreement.

2. Consent. The Agent and the Lenders party hereto hereby consent to (i) the incurrence by Borrowers of the Additional Sun Debt, pursuant to the terms of the Fourth AR Sun Loan Agreement and (ii) the delivery of the FY 2011 Audit on or before May 5, 2012. The foregoing consent shall not be deemed to be a consent to any other deviation from the express terms of the Credit Agreement.

3. Amendments to Credit Agreement. In reliance upon the representations and warranties of the Loan Parties set forth in Section 7 below, the Credit Agreement is hereby amended as follows:

(a) The definition of “Availability Modification Period” appearing in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

Availability Modification Period - the period commencing on March 26, 2012 and ending upon the earliest of (i) the occurrence of any Event of Default, (ii) any termination, expiration or cancellation of, or reduction in the amount available to be drawn on (as a result of a draw or otherwise), the Sun Letter of Credit (including a release of the Sun Letter of Credit by Agent upon satisfaction of the Release Conditions), (iii) any date on which the Sun Guaranty ceases to be in full force and effect (including a release of the Sun Guaranty by Agent upon satisfaction of the Release Conditions) or any party thereto challenges the validity thereof and (iv) March 21, 2014.

(b) The definition of “Consolidated EBITDA” appearing in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

Consolidated EBITDA - for any period, for Parent and its Subsidiaries on a consolidated basis and without duplication, an amount equal to the sum (provided, that any gains referred to in clauses (e) or (m) below shall be deducted from such sum) of (without duplication) (a) Consolidated Net Income, (b) Consolidated Net Interest Expense deducted in determining such Consolidated Net Income, (c) the amount of taxes, based on or measured by income, used or included in determining such Consolidated Net Income, (d) the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income, (e) to the extent added or deducted in the calculation of Consolidated Net Income, all gains or losses in connection with restructuring the Calvin Klein license owned by Parent and its Subsidiaries in an aggregate amount not to exceed $3,000,000 in the aggregate for all periods, (f) to the extent deducted in the calculation of Consolidated Net Income, all costs in connection with the closure of certain business segments (including certain retail stores) relating to the Borrowers’ Koret and Sag Harbor names (including, but not limited to, severance, lease buy-outs, termination costs and losses on inventory), as well as other severance costs, contract termination costs, and costs associated with the shutdown of Borrowers’ Trenton, Tennessee distribution facility, in an aggregate amount not to exceed $1,500,000 during the term of this Agreement; provided, that the aggregate amount added back under this clause (f) for the Fiscal Year ending January 28, 2012 shall not exceed $1,000,000, (g) to the extent deducted in the calculation of Consolidated Net Income, any costs and expenses relating to environmental claims in respect of Borrowers’ New Haven property in an amount not to exceed $2,000,000 in the aggregate for all periods, (h) nonrecurring restructuring charges incurred during Fiscal Years 2012 and 2013, in an aggregate amount for both years not to exceed $1,750,000, in each case to the extent not already covered by any of the clauses (a)-(g) above, (i) losses or expenses reflected in Consolidated Net Income as a result of (A) amounts paid to Sponsor in respect of management fees to the extent (1) permitted under Section 10.2.17 (but not to exceed $3,000,000 in any Fiscal Year) and (2) not included in Consolidated EBITDA for a prior period as accrued but unpaid management fees and expenses pursuant to clause (C) below, (B) amounts paid to Sponsor in respect of expense reimbursements to the extent permitted under Section 10.2.17, and (C) accrued but unpaid management fees and expenses payable to Sponsor permitted under Section 10.2.17, (j) costs and expenses incurred in connection with Permitted Acquisitions, (k) all gains or losses resulting from any adjustments of future purchase price or earnout obligations recorded on the balance sheet (to the extent required by GAAP) in connection with the Rebecca Taylor and Zobha acquisitions or any Permitted Acquisition, in an amount not to exceed $1,000,000 in the aggregate during the term of this Agreement, (1) to the extent deducted in the calculation of Consolidated Net Income, severance expense incurred outside of a GAAP designated restructuring event not to exceed $25,000 in Fiscal Year 2012, (m) to the extent deducted in the calculation of Consolidated Net Income, expense associated with maintaining the stock option program not to exceed $100,000 during any trailing twelve month period, (n) to the extent deducted in the calculation of Consolidated Net Income, payment associated with the escheatment audit not to exceed $2,100,000 in aggregate, (o) to the extent deducted in the calculation of Consolidated Net Income, fixed asset write-offs and termination costs in connection with the closure of certain business segments (including certain retail stores) relating to the Borrowers’ BLK DNM and Lamb and Flag names, in an aggregate amount not to exceed $5,000,000 during the term of this Agreement, (p) to the extent deducted in the calculation of Consolidated Net Income, all non-cash costs associated with inventory write-downs in connection with the closure of certain business segments (including certain retail stores) relating to the Borrowers’ BLK DNM and Lamb and Flag names, in an aggregate amount not to exceed $3,300,000 during the term of this Agreement, and (q) to the extent deducted in the calculation of Consolidated Net Income, any costs and expenses incurred in Fiscal Year 2012 solely in connection with the audit of the Vince business in an amount not to exceed $350,000; provided that for the purpose of this definition, “Consolidated EBITDA” of the Parent and its subsidiaries shall be deemed to be: $5,832,000 for the fiscal quarter ended July 31, 2011, $15,604,000 for the fiscal quarter ended October 31, 2011 and $6,604,000 for the fiscal quarter ended January 31, 2012. For each period of 12 consecutive Fiscal Months ending next following the date of any Acquisition (whether consummated before or after the Closing Date), Consolidated EBITDA shall include the results of operations of the Person or assets so acquired on a historical pro forma basis, and which amounts may include such adjustments as are permitted under Regulation S-X of the Securities and Exchange Commission and reasonably satisfactory to Agent.”

(c) The definition of “Covenant Testing Trigger Date” appearing in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

Covenant Testing Trigger Date- any day that Excess Availability is less than Target Availability (other than during the Availability Modification Period).

(d) The definition of “Covenant Testing Period” appearing in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

Covenant Testing Period - a period commencing on the last day of the most recent Fiscal Month ending on or prior to the Covenant Testing Trigger Date for which Agent has received Parent’s financial statements and ending on the date that the Borrowers have maintained Excess Availability (measured as of the close of business on each Business Day) of not less than Target Availability for 60 consecutive days.

(e) The definition of “Permitted Acquisition” appearing in Section 1.1 of the Credit Agreement is hereby amended to delete the phrase “any Acquisition (other than an Acquisition effected during the Availability Modification Period) effected with the consent and approval of the board of directors” appearing therein and replace it with the following: “any Acquisition (other than an Acquisition effected during the Guaranty Period) effected with the consent and approval of the board of directors”.

(f) The definition of “Restricted Investment” appearing in Section 1.1 of the Credit Agreement is hereby amended to delete the phrase “Excess Availability is at least 12.5% of the Maximum Revolver Amount” appearing therein and replace it with the following: “Excess Availability is at least equal to Target Availability”.

(g) Section 1.1 of the Credit Agreement is hereby amended to insert the following definitions in the proper order alphabetically:

Availability Forecast – projections of Excess Availability including such detail as reasonably requested by Agent and in form and substance consistent with the availability forecast delivered to Agent on April 11, 2012.

Availability Trigger Event – Borrowers have maintained Excess Availability (measured as of the close of business on each Business Day) in excess of Target Availability for a period of ninety (90) consecutive days.

Guaranty Period - the period commencing on the date hereof and ending on the date on which Agent releases the Sun Letter of Credit pursuant to Section 14.18.

Sun Letter of Credit - the standby letter of credit No. BMCH363834OS with an expiration date of March 21, 2013 and a face amount of $20,000,000 issued by Bank of Montreal to Agent on behalf of SK Financial Services Corp, as amended.

Target Availability - an amount equal to the greater of (i) 12.5% of the Maximum Revolver Amount and (ii) $20,000,000.

Release Conditions - as defined in Section 14.18.

(h) The first sentence Section 2.1.7 of the Credit Agreement is hereby amended to delete the phrase “Borrowers may, at any time other than during the Availability Modification Period, by written notice to Agent” appearing therein and replace it with the following: “Borrowers may, at any time other than during the Guaranty Period, by written notice to Agent”

(i) The first sentence of Section 8.1 of the Credit Agreement is hereby amended to delete the phrase: “provided that, (i) if at any time Excess Availability is less than 12.5% of the Maximum Revolver Amount and, thereafter, so long as Borrowers do not maintain an average daily Excess Availability (measured as of the close of business of each Business Day) in excess of 12.5% of the Maximum Revolver Amount for a period of two (2) consecutive fiscal months and (ii) at all times during the Availability Modification Period,” and replace it with the following:

“provided that, (i) if at any time Excess Availability is less than Target Availability and, thereafter, so long as Borrowers do not maintain Excess Availability in excess of Target Availability at all times during a period of two (2) consecutive fiscal months and (ii) at all times during the Guaranty Period (unless an Availability Trigger Event has occurred),”

(j) The third sentence of Section 8.5 of the Credit Agreement is hereby amended to delete the phrase: “Following the occurrence and during the continuation of an Event of Default (and until such time as no Event of Default exists) or from any date on which Excess Availability is less than 12.5% of the Maximum Revolver Amount and until the last day of a period of ninety (90) consecutive days thereafter during which average daily Excess Availability is equal to or exceeds 12.5% of the Maximum Revolver Amount (each such period, a “Cash Dominion Period”)” and replace it with the following:

“Following the occurrence and during the continuation of an Event of Default (and until such time as no Event of Default exists) or from any date on which Excess Availability is less than Target Availability and thereafter until an Availability Trigger Event has occurred (each such period, a “Cash Dominion Period”)”

(k) Section 10.1.1(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(b) Reimburse Agent for all charges, costs and expenses of Agent in connection with (i) examinations of any Obligor’s books and records or any other financial or Collateral matters as Agent deems appropriate (A) up to one time per Loan Year if at all tunes during such Loan Year Excess Availability equals or exceeds Target Availability and (B) up to two times per Loan Year if at any time during such Loan Year Excess Availability is less than Target Availability; provided, that the Obligors shall reimburse Agent for any such examinations up to three times per Loan Year during the Guaranty Period (unless an Availability Trigger Event has occurred); and (ii) appraisals of Inventory of (A) up to one time per Loan Year if at all times during such Loan Year Excess Availability equals or exceeds Target Availability and (B) up to two times per Loan Year if at any time during such Loan Year Excess Availability is less than Target Availability; provided, that the Obligors shall reimburse Agent for any such appraisals up to two times per Loan Year during the Guaranty Period (unless an Availability Trigger Event has occurred); provided, further, that if an examination or appraisal is initiated while a Default or Event of Default is continuing, all charges, costs and expenses therefor shall be reimbursed by Obligors without regard to such limits. Subject to the foregoing, Obligors shall pay Agent’s $1,000 per person for each day that an employee or an agent of Agent or its Affiliates is engaged in any examination activities (including in connection with the implementation of an electronic reporting system). This Section shall not be construed to limit Agent’s right to conduct examinations or to obtain appraisals at any time in its discretion, nor to use third parties for such purposes.

(1) Section 10.1.2(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(a) as soon as available, and in any event within 90 days after the close of each Fiscal Year (provided that with respect to the financial statements in respect of the Vince business referred to in clause (ii) below, for the Fiscal Year ending January 31, 2012, within 180 days of the close of such Fiscal Year), (i) consolidated balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year of Parent and its Subsidiaries, which consolidated statements shall be prepared in accordance with GAAP, and (ii) balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year of the Vince business on a standalone basis, which financial statements shall be prepared in accordance with GAAP, in each case, audited and certified (without qualification as to scope, “going concern” or similar items) by a firm of independent certified public accountants of recognized standing selected by Borrower Representative and acceptable to Agent, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information filed with the Securities and Exchange Commission, and the consolidating balance sheets as of the end of such Fiscal Year and related statements of income for such Fiscal Year of Parent and its Subsidiaries, separately presenting Obligors, Immaterial Subsidiaries and Foreign Subsidiaries;”

(m) Section 10.1.2(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(b) as soon as available, (i) and in any event within 45 days after the end of each Fiscal Quarter the following: (A) (x) unaudited consolidated balance sheets as of the end of such Fiscal Quarter and the related statements of income and cash flow for such Fiscal Quarter and for the portion of the Fiscal Year then elapsed, for Parent and its Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year, and (y) commencing with the Fiscal Quarter ending April 30, 2012, unaudited balance sheets as of the end of such Fiscal Quarter and the related statements of income and cash flow for such Fiscal Quarter and for the portion of the Fiscal Year then elapsed, for the Vince business on a standalone basis, setting forth in comparative form corresponding figures for the preceding Fiscal Year, and (B) consolidating balance sheets as of the end of such Fiscal Quarter and the related statements of income for such portion of the Fiscal Year then elapsed for Parent and its Subsidiaries, separately presenting Obligors, Immaterial Subsidiaries and Foreign Subsidiaries (provided, that for the purposes of this clause (B) only, in the case of each Fiscal Quarter that corresponds with the end of a Fiscal Year, such delivery shall be made within 90 days after the end of such Fiscal Quarter), (ii) and in any event within 30 days after the end of each Fiscal Month, (A) unaudited consolidated balance sheets as of the end of such Fiscal Month and related consolidated profit and loss statement and cash flow statement (which cash flows statement need not be prepared in accordance with GAAP but instead may be prepared in a manner substantially similar to the cash flow statement presented to Agent with respect to the Fiscal Month ending on July 30, 2011) for such Fiscal Month and for the portion of the Fiscal Year then elapsed, for Parent and its Subsidiaries (excluding discontinued operations), setting forth in comparative form corresponding figures for the preceding Fiscal Year, and (B) commencing with the Fiscal Month ending May 31, 2012, unaudited balance sheets as of the end of such Fiscal Month and a related profit and loss statement and cash flow statement for such Fiscal Month and for the portion of the Fiscal Year then elapsed, for the Vince business on a standalone basis (excluding discontinued operations), setting forth in comparative form corresponding figures for the preceding Fiscal Year (it being understood that with respect to clause (i)(A)(y) above and this clause (ii)(B), delivery of the profit and loss statement and statements of working capital, accounts payable and accounts receivable for the Vince business on a standalone basis shall satisfy the requirements set forth in such clauses (i)(A)(y) and (ii)(B) for the Fiscal Months and Fiscal Quarters ending prior to July 31, 2012) and (iii) and in any event within 45 days after the end of each Fiscal Quarter (but within 90 days after the last Fiscal Quarter in a Fiscal Year) a report setting forth a copy of Parent’s Management Discussion and Analysis for such Fiscal Quarter, and, in each case of clauses (i), (ii) and (iii), certified by either the Chief Financial Officer, Vice President, Finance or Controller of the Borrower Representative as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such Fiscal Quarter or Fiscal Month, as applicable, and period, subject to normal year-end adjustments and the absence of footnotes;”

(n) Section 10.1.2(d) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(d) to the extent available and upon Agent’s request, copies of all management letters and other material reports submitted to Borrowers by their accountants in connection with such financial statements, including any such management letters and material reports with respect to the Vince business on a standalone basis;”

(o) Section 10.1.2(e) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(e) not later than 30 days after the end of each Fiscal Year, projections of (i) Borrowers’ consolidated balance sheets, results of operations and cash flow and (ii) the Vince business’ balance sheets, results of operations and cash flow on a standalone basis, in each case for the next Fiscal Year, quarter by quarter, in form and substance reasonably satisfactory to Agent, which projections shall be prepared on a reasonable basis and in good faith, and based on assumptions believed by the Borrowers to be reasonable at the time made based on the circumstances known at such time; it being recognized by the Lenders that any projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material;

(p) Section 10.1.2(h) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(h) not later than 15 days after the Agent’s request, such information regarding actions undertaken and/or completed to ensure that the Vince business is working towards reporting its financial performance on a standalone basis such that it could be marketed and sold on a standalone basis; and”

(q) Section 10.2(m) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(m) other Debt of any Obligor incurred or assumed in connection with a Permitted Acquisition that is created, incurred or guaranteed after the Closing Date as long as in each case Excess Availability after giving effect thereto exceeds Target Availability; and”

(r) Section 10.2.7(f) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(f) other loans or extensions of credit made in the ordinary course of business after the Closing Date as long as (i) Excess Availability after giving effect to such loans or extensions of credit exceeds Target Availability, (ii) they are permitted under the Second Lien Debt Documents as in effect on the date hereof, and (iii) the aggregate amount of such loans and extensions of credit outstanding at any time do not exceed $5,000,000.”

(s) Section 10.2.8(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(b) Exercise its option to make cash payments of interest in respect of the Last Out Term Loan at any time during the Guaranty Period or if an Event of Default exists or would be caused thereby or make any cash payments of interest in respect of the Last Out Term Loan except as provided in the Last Out Term Loan Agreement as in effect on the date hereof.”

(t) Section 10.2.17 of the Credit Agreement is hereby amended to amend and restate clauses (g) and (h) thereof in their entirety as follows:

“(g) payment of management fees and customary and reasonable fees for management consulting services to Sun Capital Partners Management V, LLC pursuant to Section 2 of the Management Services Agreement; provided that (i) no Event of Default has occurred and is continuing at the time of any such payment thereof or would result after giving effect thereto and (ii) Availability after giving effect to such payment is greater than $25,000,000 (it being understood that any management fees which may not be paid pursuant to the foregoing conditions set forth in this proviso may accrue and be paid at such time as such conditions would be satisfied after giving effect to such payment); provided, that this clause (g) shall not limit reimbursement of Sun Capital Partners Management V, LLC or its affiliates for compensation paid by Sun Capital Partners Management V, LLC or such affiliates to the “performance improvement team” assisting the Borrower Representative, in an aggregate amount not to exceed $500,000 in any Fiscal Year, and (h) payment of indemnities and reimbursements of reasonable out-of-pocket fees and expenses incurred by Sun Capital Partners Management V, LLC in connection with the performance of the services under the Management Services Agreement.”

(u) The Credit Agreement is hereby amended to add the following Section 14.18 at the end thereof:

“14.18. Sun Letter of Credit.

(a) Each party hereto agrees that Agent may draw on the Sun Letter of Credit upon the occurrence of any of the following: (i) one or more Events of Default exists, (ii) Excess Availability is less than $5,000,000 on any one or more days, or (iii) as of January 23, 2013, the expiration date of the Sun Letter of Credit has not been extended to a date that is on or after March 21, 2014. Any draw under clause (ii) above shall be made in an amount not to exceed the amount by which Excess Availability is less than $20,000,000 (as of any date selected by Agent that Excess Availability is less than $5,000,000). Any draw under clause (i) or clause (iii) above may be made in an amount up to the undrawn amount of the Sun Letter of Credit. Nothing contained herein shall limit the number of separate draws Agent may make on the Sun Letter of Credit.

(b) Each party hereto agrees that Agent shall, upon request of SK Financial Services Corp. on any date, promptly (x) return the Sun Letter of Credit for cancellation and (y) release the Sun Guaranty if, on the date of such request the following conditions are satisfied (such conditions, the “Release Conditions”): (i) no Event of Default exists, (ii) Excess Availability is more than $35,000,000 and has been more than $35,000,000 at all times during the ninety (90) day period immediately preceding such date, and (iii) Borrowers have delivered to Agent an Availability Forecast demonstrating that Excess Availability will be no less than $25,000,000 at all times during the period beginning on the date of such request and ending on October 19, 2016.”

4. Continuing Effect. Except as expressly set forth in Section 2 or 3 of this Amendment, nothing in this Amendment shall constitute a modification or alteration of the terms, conditions or covenants of the Credit Agreement or any other Loan Document, or a waiver of any other terms or provisions thereof, and the Credit Agreement and the other Loan Documents shall remain unchanged and shall continue in full force and effect, in each case as amended hereby.

5. Reaffirmation and Confirmation; Covenant. Each Loan Party hereby ratifies, affirms, acknowledges and agrees that the Credit Agreement and the other Loan Documents represent the valid, enforceable (except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally) and collectible obligations of such Loan Party, and further acknowledges that there are no existing claims, defenses, personal or otherwise, or rights of setoff whatsoever with respect to the Credit Agreement or any other Loan Document. Each Loan Party hereby agrees that this Amendment in no way acts as a release or relinquishment of the Liens and rights securing payments of the Obligations. The Liens and rights securing payment of the Obligations are hereby ratified and confirmed by each Loan Party in all respects. The Loan Parties agree that during the Guaranty Period they shall provide collateral reporting on a weekly basis. Failure to comply with the foregoing agreement shall constitute an immediate Event of Default.

6. Conditions to Effectiveness. This Amendment shall become effective upon the satisfaction of each of the following conditions precedent, each in form and substance acceptable to Agent:

(a) Agent shall have received a fully executed copy of this Amendment;

(b) Agent shall have received an amendment to the Sun Letter of Credit, in the form attached hereto as Exhibit A;

(c) Agent shall have received a fully executed copy of an amendment to the Second Lien Debt Documents, consenting to the issuance to Agent of the Sun Guaranty and the Sun Letter of Credit and the incurrence by Borrowers of the Additional Sun Debt;

(d) Agent shall have received a fully executed copy of the Fourth Amended and Restated Term Loan Agreement among Borrowers, the other Obligors party thereto, SCSF Kellwood Finance, LLC and Sun Kellwood Finance, LLC (the “Fourth AR Sun Loan Agreement”):

(e) Borrower shall have received proceeds of the Additional Sun Debt in the amount of $30,000,000, and such proceeds shall have been used to reduce the outstanding amount of the Revolver Loans;

(f) Agent shall have received payment of an amendment fee in the amount of $50,000 in immediately available funds (which such fee shall be distributed by Agent to the Lenders Pro Rata); and

(g) No Default or Event of Default shall have occurred and be continuing on the date hereof or as of the date of the effectiveness of this Amendment.

7. Representations and Warranties. In order to induce Agent and Lenders to enter into this Amendment, each Loan Party hereby represents and warrants to Agent and Lenders that, after giving effect to this Amendment:

(a) All representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of this Amendment, in each case as if then made, other than representations and warranties that expressly relate solely to an earlier date (in which case such representations and warranties were true and correct in all material respects on and as of such earlier date);

(b) No Default or Event of Default has occurred and is continuing;

(c) This Amendment and the Credit Agreement, as modified hereby, constitute legal, valid and binding obligations of each Loan Party and are enforceable against each Loan Party in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally; and

(d) The incurrence of the Additional Sun Debt will not cause the principal amount of the Priority Obligations (as defined in the 2009 Debenture Intercreditor Agreement) incurred under Section 4.09(b)(l) of the Indenture to exceed the greater of (i) $225,000,000 less the aggregate amount of all Net Proceeds (as defined in the Indenture) of Asset Sales (as defined in the Indenture) applied by any Borrower since the date of the Indenture to repay any Indebtedness under the Priority Lien Documents (as defined in the 2009 Debenture Intercreditor) and to permanently reduce the commitments thereunder and (ii) the amount of the Borrowing Base (as defined in the 2009 Debenture Intercreditor).

8. Other Agreements.

(e) Application of LC Draws. If Agent receives any payment in respect of the Sun Guaranty, including any proceeds from a draw on the Sun Letter of Credit, such payment shall be applied as set forth in Section 5.6 of the Credit Agreement.

(f) Cash Dominion. The Loan Parties acknowledge and agree that, as a result of Excess Availability being less than 12.5% of the Maximum Revolver Amount, as of the date hereof there exists a Cash Dominion Period pursuant to Section 8.5 of the Credit Agreement, which shall remain in effect until the time that such Cash Dominion Period ends pursuant to the terms of Section 8.5 of the Credit Agreement (as such Section 8.5 is amended hereby).

(g) Limit on Cash-Pay Interest. Each Loan Party and each Last-Out Term Lender agree and acknowledge that the Loan Parties shall not exercise their option to make cash payments of interest in respect of the Last Out Term Loan at any time during the Guaranty Period.

(h) Reaffirmation. Each of (i) SCSF Kellwood Finance, LLC (“SCSF Finance”), and Sun Kellwood Finance, LLC (“Sun Finance”, and together with SCSF Finance, the “Sun Guarantors”) hereby ratifies, affirms, acknowledges and agrees that its obligations under that certain Guaranty, dated as of October 19, 2011, made by the Sun Guarantors in favor of the Agent remain in full force and effect and (ii) SK Financial Services Corp. hereby ratifies, affirms, acknowledges and agrees that its obligations under that certain Limited Guaranty dated as of March 23, 2012, made by SK Financial Services Corp. in favor of the Agent remains in full force and effect.

9. Miscellaneous.

(a) Expenses. The Loan Parties jointly and severally agree to pay on demand all expenses of Agent (including, without limitation, the fees and expenses of outside counsel for Agent) in connection with the preparation, negotiation, execution, delivery and administration of this Amendment and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith, all in accordance with Section 3.4 of the Credit Agreement. All obligations provided herein shall survive any termination of this Amendment and the Credit Agreement as modified hereby.

(b) Governing Law. This Amendment shall be a contract made under and governed by the internal laws of the State of Illinois.

(c) Counterparts. This Amendment may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment. Delivery of an executed counterpart of this Amendment by facsimile or electronic mail shall be equally effective as delivery of an original executed counterpart of this Amendment.

10. Release.

(a) In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Loan Party, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and Lenders, and their successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, each Lender and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, controversies, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which any Loan Party or any of their respective successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever in relation to, or in any way in connection with any of the Credit Agreement, or any of the other Loan Documents or transactions thereunder or related thereto which arises at any time on or prior to the day and date of this Amendment.

(b) Each Loan Party understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c) Each Loan Party agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized and delivered as of the date first above written.

BORROWERS:

KELLWOOD COMPANY

KELLWOOD FINANCIAL RESOURCES, INC.

(formerly known as Newkell, Inc.)

KWD HOLDINGS, INC.

PHAT FASHIONS LLC

PHAT LICENSING LLC

ZOBHA, LLC

MEOW INC.

BETH’S BOUTIQUE, LLC

AMERICAN RECREATION PRODUCTS, INC.

SIERRA DESIGNS ACQUISITION CORPORATION

ROYAL ROBBINS, INC.

By:
Name:	Adrian Kowalewski
Title:	Senior Vice President

Second Amendment

Agreed and acknowledged with respect to Section 8(a):

SUN KELLWOOD FINANCE, LLC

By:
Name:	Maxwell Curtis Lentz
Title:	Vice President

SCSF KELLWOOD FINANCIAL, LLC

By:
Name:	Maxwell Curtis Lentz
Title:	Vice President

Agreed and acknowledged with respect to Section 8(b):

SK FINANCIAL SERVICES CORP.

By:
Name:	Michael J. McConvery
Title:	Vice President

Second Amendment

Agreed and acknowledged with respect to Section 8(a):

SUN KELLWOOD FINANCE, LLC

By:	/s/ Maxwell Curtis Lentz
Name:	Maxwell Curtis Lentz
Title:	Vice President

SCSF KELLWOOD FINANCIAL, LLC

By:	/s/ Maxwell Curtis Lentz
Name:	Maxwell Curtis Lentz
Title:	Vice President

Agreed and acknowledged with respect to Section 8(b):

SK FINANCIAL SERVICES CORP.

By:
Name:	Michael J. McConvery
Title:	Vice President

Second Amendment

AGENT AND LENDERS:

WELLS FARGO, NATIONAL ASSOCIATION, as Agent and a Lender

By:
Name:	ROBERT BERNIER
Title:	VICE PRESIDENT

Second Amendment

UBS LOAN FINANCE LLC, as a Lender

By:
Name:	Mary E. Evans
Title:	Associate Director

By:
Name:	Joselin Fernandes
Title:	Associate Director

Amendment No. 2 to Credit Agreement

PNC BANK, N.A., as Lender

By:
Name:	Mark Herdman
Title:	Vice President

Second Amendment

EXHIBIT A

See attached.

Bank of Montreal, Chicago, Illinois
STANDBY/LETTERS OF CREDIT C/O 234 Simcoe Street 3rd Floor Toronto, Ontario M5T 1T4 Canada Tel: 1-877-801-0414 Fax: 1-877-801-7787 SWIFT: BOFMUS4X

Irrevocable

Standby Letter of Credit

No. BMCH363834OS

Amendment no. 1

Dated April 12, 2012

Beneficiary:	Applicant:
WELLS FARGO BANK, N.A.	SK FINANCIAL SERVICES CORP.
AS ADMINISTRATIVE AGENT	5200 TOWN CENTER CIRCLE, SUITE
2450 COLORADO AVENUE, SUITE 3000W	600
SANTA MONICA.CA 90404, ATTN:LC DEPT, United States	BOCA RATON, FL 33486 United States

We amend our Standby Letter of Credit subject to the following terms and conditions. This amendment forms an Integral part of the original instrument. All other terms and conditions remain unchanged.

Amended Terms:

DRAFT ONLY

Document no. 2 is deleted in its entirety and replaced with the following:

2. A dated statement purportedly signed by an authorized representative or officer of the Beneficiary stating the following:

“The undersigned being a duly authorized representative or officer of Wells Fargo Bank, N.A., a national banking association (“Beneficiary”), hereby represents and warrants that the Beneficiary is permitted to request a draw under the Letter of Credit pursuant to the terms of that certain Credit Agreement, dated as of October 19, 2011 (as amended from time to time, the “Credit Agreement”), among Kellwood Company and certain of its subsidiaries, the lenders party thereto, and the Beneficiary as administrative agent for such lenders.”

Bank of Montreal, Chicago

On 3rd page, 1st paragraph commencing with “This Letter of Credit shall be deemed automatically extended .....” “unless at least thirty (30) days” is deleted and replaced with “unless at least sixty (60) days”.

Unless otherwise instructed herein, all correspondence and inquiries regarding this transaction should be directed to our Customer Service Center at the above address, telephone: 1-877-801-0414. Please indicate our reference number in all your correspondence or telephone inquiries.

Regards,

/s/ illegible
Authorized Signature(s)